Exhibit F.3a

AGL Resources Inc.
Consolidating Income Statement
2004
Unaudited

	Consolidated AGL Resources Inc.	Distribution Operations (Exhibit F.3b)	Wholesale Services (Exhibit F.3c)	Energy Investments (Exhibit F.3d)	Corporate (Exhibit F.3e)

Operating revenues	$1,832,395,093	$1,110,647,028	$54,020,947	$852,361,652	($184,634,533)
Operating expenses
Cost of gas	994,018,799	469,927,277	1,166,816	707,358,288	(184,433,582)
Operation and maintenance	376,785,494	285,789,550	26,883,500	64,918,432	(805,988)
Depreciation and amortization	99,383,751	85,208,189	1,160,512	3,705,975	9,309,074
Taxes other than income taxes	29,633,894	24,276,837	856,917	753,527	3,746,613
Total operating expenses	1,499,821,938	865,201,853	30,067,745	776,736,222	(172,183,883)
Operating income	332,573,155	245,445,175	23,953,202	75,625,430	(12,450,650)
Other income (loss)	199,468	1,319,138	(176,560)	2,277,373	(3,220,483)
Minority interest	(18,519,631)	-	-	(18,519,631)	-
Interest expense	(71,478,541)	(48,533,405)	705,727	(171,719)	(23,479,142)
Earnings before income taxes	242,774,451	198,230,908	24,482,369	59,211,453	(39,150,275)
Income taxes	89,993,069	45,265,769	6,180,026	8,434,407	30,112,866
Net income	$152,781,382	$152,965,139	$18,302,343	$50,777,046	($69,263,141)

Income statements are not provided in Exhibits F.3a - F.3e for the following inactive entities listed in Item 1:
AGL Macon Holdings,Inc.
TES, Inc.
Atlanta Gas Light Services, Inc.
Sequent Energy Marketing, L.P.
Georgia Gas Company
Georgia Energy Company
Pinnacle LNG, Inc.
AGL Capital Trust III
AGL Interstate Pipeline Company
Energy Risk Insurance Services Corporation

The following active entities had no income statement activity during 2004:
Sequent Holdings, LLC
Pinnacle LNG, Inc.

Income statements for AGL Resources' non-profit entities are not provided.